SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  January 6, 2005

(Date of earliest event reported)

Huffy Corporation

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 2.02  Results of Operations and Financial Condition.

On December 21, 2004 Huffy Corporation ("Huffy") filed its Financial Reports and Certification of Compliance with United States Trustee Operating Requirements for the period ended December 4, 2004 in the United States Bankruptcy Court for the Southern District of Ohio.  Huffy has received a number of inquiries related to the financial information submitted.  Huffy has sent an explanatory letter regarding such information to its suppliers, a copy of which is attached hereto as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.

Description

99.1

Text of Letter to Suppliers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUFFY CORPORATION

Date: January 6, 2005	By: /s/ Robert W. Lafferty Robert W. Lafferty Vice President - Chief Financial Officer, Finance and Treasurer

EXHIBIT 99.1

HUFFY

CORPORATION

To Our Valued Suppliers:

We have received a number of inquires related to the financial information submitted to the U.S. Trustee’s Office for the period ending December 4, 2004 which includes the month of November 2004, as well as totals for the period since Huffy Corporation filed for protection under Chapter 11 of the U. S. Bankruptcy Code on October 20, 2004.

Although the net loss, as reported, for November was $5.6 million, this amount included a number of one-time charges related to discontinued operations, as well as other non-cash charges to income taken during the month.

The loss from continuing operations, before interest expense and income taxes, was $229 thousand, which was $500 thousand less than the anticipated loss for November.  During the month, sales volumes were slightly lower than anticipated; however, margins were in line with expectations and operating expenses were less than planned, with results for the bicycles and corporate better than expected and golf slightly short of expectations.

The balance of the pre-tax loss for the month consists of interest expense, which included the write-off of unamortized bank fees (reflected in interest expense), $1.4 million in fees for professionals involved in the bankruptcy reorganization, as well as $1.4 million of charges related to discontinued businesses taken in November.  Additionally, the Company took a write-off related to deferred tax assets of $1.3 million. The unamortized bank fees and deferred tax assets write-off were non-cash items, totaling approximately $2.6 million. We anticipate that there may be additional charges in subsequent months as the company sells assets related its discontinued businesses.

We believe that Huffy has sufficient liquidity to achieve its plan to reorganize around its core product lines, with approximately $8.5 million of excess borrowing capacity under the DIP facility with Congress Financial as of the end of November 2004 and approximately $5.9 million in borrowing capacity at the end of December 2004.